Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

SECOND QUARTER 2013 FINANCIAL RESULTS

•                  Total Revenues of $280.6 million

•                  Earnings per Share of $1.60 per Basic Share or $1.52 per Diluted Share

•                  Earnings Before Non-Cash Charges of $3.29 per Basic Share, or $3.11 per Diluted Share

Silver Spring, MD, July 25, 2013: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the second quarter ended June 30, 2013.

“I am very pleased with our second quarter results and the continued strong growth of our core business,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “We continue to assist more patients than ever to manage pulmonary arterial hypertension while we also continue to develop new possibilities for the future, such as the implantable Remodulin pump.”

Total revenues for the quarter ended June 30, 2013 were $280.6 million, up from $225.6 million for the quarter ended June 30, 2012. Net income for the quarter ended June 30, 2013 was $79.9 million or $1.60 per basic share, compared to $72.3 million or $1.37 per basic share for the same quarter in 2012. Gross margin from sales was $245.2 million for the quarter ended June 30, 2013, compared to $192.2 million for the same quarter last year. Earnings before non-cash charges(1) for the quarter ended June 30, 2013 were $163.7 million, compared to $127.7 million for the same quarter in 2012.

(1)  See definition of earnings before non-cash charges, a non-GAAP financial measure, and a reconciliation of net income to earnings before non-cash charges below.

Financial Results for the Three Months Ended June 30, 2013

Revenues

The table below summarizes the components of net revenues (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2013	2012	Change
Cardiopulmonary products:
Remodulin	$124,311	$110,398	12.6%
Tyvaso	109,458	81,210	34.8%
Adcirca	43,726	30,224	44.7%
Other	3,111	3,745	(16.9)%
Total net revenues	$280,606	$225,577	24.4%

Revenues for the quarter ended June 30, 2013 increased by $55.0 million, compared to the same quarter in 2012. The growth in product revenues reflects the continuing increase in the number of patients being treated with our products.

Expenses

The table below summarizes research and development expense by major project and non-project components (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2013	2012	Change
Project and non-project component:
Cardiopulmonary	$28,537	$22,058	29.4%
Share-based compensation expense	14,158	4,221	235.4%
Other	11,922	10,820	10.2%
Total research and development expense	$54,617	$37,099	47.2%

Cardiopulmonary. The $6.5 million increase in cardiopulmonary program expense for the quarter ended June 30, 2013, compared to the same quarter in 2012, resulted from increases in expenses incurred related to the development of oral treprostinil and our TransCon once-daily injectable prostacyclin analogues.

Share-based compensation. The increase in share-based compensation of $9.9 million for the quarter ended June 30, 2013, compared to the same quarter in 2012, resulted from the appreciation in the price of our common stock.

The table below summarizes selling, general and administrative expense by major categories (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2013	2012	Change
Category:
General and administrative	$35,445	$31,233	13.5%
Sales and marketing	17,344	17,136	1.2%
Share-based compensation expense	18,576	4,889	280.0%
Total selling, general and administrative expense	$71,365	$53,258	34.0%

General and administrative. The increase in general and administrative expense of $4.2 million for the quarter ended June 30, 2013 compared to the same quarter in 2012 was driven by increases in (1) salaries and operating expenses associated with the expansion of our business, (2) professional fees and (3) grants to non-affiliated, non-profit organizations that provide financial assistance to patients with pulmonary arterial hypertension. These increases were offset in part by a $6.8 million impairment charge on an acquired contract-based intangible we recognized during three months ended June 30, 2012.

Share-based compensation. The increase in share-based compensation of $13.7 million for the quarter ended June 30, 2013, compared to the same quarter in 2012, resulted from the appreciation in the price of our common stock.

Income Taxes

The provision for income taxes was $38.7 million for the quarter ended June 30, 2013, compared to $31.0 million for the same quarter in 2012. The estimated annual effective tax rate was 33 percent and 32 percent as of June 30, 2013 and 2012, respectively.

2013 Revenue Guidance

We reaffirm our 2013 full-year revenue guidance for our three commercial products (Remodulin®, Tyvaso® and Adcirca®), as we continue to expect related revenues to fall within a range of 5% above or below $1.0 billion for 2013.

Earnings Before Non-Cash Charges

Earnings before non-cash charges is defined as net income, adjusted for the following non-cash charges, as applicable: (1) interest; (2) income taxes; (3) license fees; (4) depreciation and amortization; (5) impairment charges; and (6) share-based compensation (stock option, share tracking award and employee stock purchase plan expense).

A reconciliation of net income to earnings before non-cash charges is presented below (in thousands, except per share data):

	Three Months Ended June 30,
	2013	2012
Net income, as reported	$79,864	$72,316
Adjust for non-cash charges:
Interest expense	4,520	3,879
Income tax expense	38,655	30,974
License fees	—	—
Depreciation and amortization	7,680	6,292
Impairment charges	—	4,839	(1)
Share-based compensation expense (benefit)	32,986	9,447
Earnings before non-cash charges	$163,705	$127,747

Earnings before non-cash charges per share:
Basic	$3.29	$2.42
Diluted	$3.11	$2.37

Weighted average number of common shares outstanding:
Basic	49,800	52,747
Diluted	52,648	53,942

(1)         Consists of a $6.8 million impairment loss relating to a contract-based intangible asset, upon the termination of the underlying license agreement during the three months ending June 30, 2012, net of the $2.0 million of deferred revenue we recognized as a result of the terminated license agreement and the termination of our obligation to perform future services.

Conference Call

We will host a half-hour teleconference on Thursday, July 25, 2013, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406 and using access code 9978344.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, earnings before non-cash charges, that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before non-cash charges to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. In addition, we have historically reported earnings before non-cash charges to investors, and believe the inclusion of this non-GAAP financial measure provides investors with a consistent method of comparison to historical periods. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ in methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.  A reconciliation of net income, the most directly comparable GAAP financial measure, to earnings before non-cash charges can be found in the table above under the heading, Earnings Before Non-Cash Charges.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations about future operating results, revenue guidance for 2013 and the efforts to develop an implantable pump for Remodulin and other possible future therapies. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of the date of this press release, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$277,495	$221,832	$520,641	$424,775
Other	3,111	3,745	5,101	5,016
Total revenues	280,606	225,577	525,742	429,791
Operating expenses:
Research and development	54,617	37,099	105,047	70,756
Selling, general and administrative	71,365	53,258	142,721	93,047
Cost of product sales	32,320	29,633	61,633	53,664
Total operating expenses	158,302	119,990	309,401	217,467
Operating income	122,304	105,587	216,341	212,324
Other (expense) income:
Interest income	869	1,055	1,848	2,087
Interest expense	(4,520)	(3,879)	(8,956)	(7,765)
Equity loss in affiliate	(72)	(42)	(119)	(62)
Other, net	(62)	569	240	642
Total other (expense) income, net	(3,785)	(2,297)	(6,987)	(5,098)
Income before income taxes	118,519	103,290	209,354	207,226
Income tax expense	(38,655)	(30,974)	(67,165)	(64,150)
Net income	$79,864	$72,316	$142,189	$143,076
Net income per common share:
Basic	$1.60	$1.37	$2.84	$2.69
Diluted	$1.52	$1.34	$2.71	$2.63
Weighted average number of common shares outstanding:
Basic	49,800	52,747	50,003	53,189
Diluted	52,648	53,942	52,386	54,416

SELECTED CONSOLIDATED BALANCE SHEET DATA

June 30, 2013

(Unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts of $5.4 million)	$894,668
Total assets	1,777,673
Total liabilities and temporary equity	612,250
Total stockholders’ equity	1,165,423